                                                                    EXHIBIT 11.1


                    PAYLESS SHOESOURCE, INC. AND SUBSIDIARIES
                  COMPUTATION OF NET (LOSS) EARNINGS PER SHARE
                                   (UNAUDITED)

  (Dollars and shares in thousands, except per share)
                                                              13 WEEKS ENDED                      39 WEEKS ENDED
                                                   -----------------------------------  -----------------------------------
                                                    NOVEMBER 1, 2003  NOVEMBER 2, 2002  NOVEMBER 1, 2003   NOVEMBER 2, 2002
                                                   -----------------  ----------------  ----------------   ----------------
Diluted Computation:

Net (loss) earnings                                  $ (2,168)           $ 29,591           $ 17,107            $100,712

Weighted average common shares outstanding             68,050              67,963             68,020              67,688
                                                     --------            --------           --------            --------

Net effect of dilutive stock options based on
     the treasury stock method                             --                 463                 46                 641
                                                     --------            --------           --------            --------

Outstanding shares for diluted earnings per share      68,050              68,426             68,066              68,329
                                                     ========            ========           ========            ========

Diluted (loss) earnings per share                    $  (0.03)           $   0.43           $   0.25            $   1.47
                                                     ========            ========           ========            ========


Basic Computation:


Net (loss) earnings                                  $ (2,168)           $ 29,591           $ 17,107            $100,712

Weighted average common shares outstanding             68,050              67,963             68,020              67,688
                                                     --------            --------           --------            --------

Basic (loss) earnings per share                      $  (0.03)           $   0.44           $   0.25            $   1.49
                                                     ========            ========           ========            ========


Basic (loss) earnings per share are computed by dividing net (loss) earnings by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share include the effect of conversions of stock options. The effects of stock options have not been included in the thirteen-week period ended November 1, 2003, as the effect would be anti-dilutive.